UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2005
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda (State of Incorporation)	1-31339 (Commission File No.)	98-0371344 (I.R.S. Employer Identification No.)

515 Post Oak Boulevard Suite 600 Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index Appears on Page 3

Item 1.01 Entry Into Material Definitive Agreements.
On September 29, 2005, we entered into Indemnification Agreements with each of John R. King, Senior Vice President and President of our Evaluation, Drilling & Intervention division, and Ian E. Kelly, Senior Vice President and President of our Precision Drilling International division. These agreements provide that we will indemnify these individuals if they become a party to or are threatened with a legal matter arising out of them serving as a director, officer, employee, agent or fiduciary of us or serving in a similar capacity of another entity at our request. This indemnification would not be applicable in respect of any fraud or dishonesty of the indemnitee. Copies of those indemnification agreements are filed as exhibits to this report.
Also on September 29, 2005, in connection with his appointment as Vice President—Finance, we entered into an Indemnification Agreement and an Employment Agreement with Andrew P. Becnel. Mr. Becnel’s Indemnification Agreement is substantially the same as that of Messrs. King and Kelly. Mr. Becnel’s Employment Agreement provides for a term of three years, automatically renewing annually for an additional three years. If we terminate Mr. Becnel without Cause (as defined in the employment agreement), if he terminates his employment for Good Reason (as defined in the employment agreement) or if his employment is terminated by reason of his death or Disability (as defined in the employment agreement), he will receive a payment of the total of (1) an amount equal to two times the sum of the highest base salary during the five years prior to the year of termination and the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to two times all employer contributions to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal and state taxes thereon, (4) an amount equal to two times all fringe benefits and (5) any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan). In addition, all benefits under all deferred compensation and other benefit plans, including restricted share grants, will automatically vest, and all health and medical benefits will be maintained after termination for a period of two years provided he makes his required contribution. Payments will be grossed up to satisfy any tax payments that may be required under Section 4999 of the Internal Revenue Code.
The foregoing description of the indemnification and employment agreements is qualified in its entirety by reference to those agreements, which are filed as exhibits to this report.
Item 1.02     Termination of Material Definitive Agreement
Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective September 29, 2005, we appointed Andrew P. Becnel as our corporate Vice President—Finance. Mr. Becnel, 37, joined the company in June 2002 and has served as Vice President of Finance since May 2004 and as Associate General Counsel from June 2002 to May 2004. Prior to joining us, Mr. Becnel was Securities Counsel of Koch Investment Group (the

investment and securities trading division of Koch Industries) from 2001 to 2002 and Senior Associate Attorney with the law firm of Andrews & Kurth, L.L.P. from 1995 until 2001.
As previously announced, effective September 30, 2005, Gary L. Warren retired from the company and the Employment Agreement dated August 1, 2003 between him and us terminated. Mr. Warren previously served as our Senior Vice President and President of our Drilling Services Division. As a result, Mr. Warren will receive a severance payment of the total of (a) three times the sum of his current base salary and his 2004 bonus, (b) any accrued and unpaid salary and pro-rated bonus for year 2005, (c) three times all employer contributions we made on his behalf to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal taxes, (d) three times all fringe benefits we paid to him in the past year and (e) any benefits payable under our nonqualified executive retirement plan. Any unvested stock options and restricted share grants he holds also become fully vested.
Item. 9.01 Exhibits
(c)   Exhibits
10.1     Indemnification Agreement, dated as of September 29, 2005, between Weatherford International Ltd. and John R. King.
10.2     Indemnification Agreement, dated as of September 29, 2005, between Weatherford International Ltd. and Ian E. Kelly.
10.3     Indemnification Agreement, dated as of September 29, 2005, between Weatherford International Ltd. and Andrew P. Becnel.
10.4     Employment Agreement, dated as of September 29, 2005, between Weatherford International Ltd. and Andrew P. Becnel.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: October 5, 2005	/s/ Burt M. Martin
Burt M. Martin
Senior Vice President and General Counsel